Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations Irvine Sensors Corporation 714-444-8718 investorrelations@irvine-sensors.com

IRVINE SENSORS RECEIVES NASDAQ NOTICE REGARDING STOCKHOLDERS’ EQUITY,
MARKET VALUE OF LISTED SECURITIES AND NET INCOME FROM CONTINUING OPERATIONS

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — January 16, 2009 — Irvine Sensors Corporation (NASDAQ: IRSN) today announced that it received a written notice from The Nasdaq Stock Market (“Nasdaq”) on January 14, 2009 indicating that the Company fails to comply with the minimum stockholders’ equity, market value and net income from continuing operations requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(3) because the Company’s stockholders’ equity is below the Nasdaq minimum stockholders’ equity listing requirement of $2,500,000, the market value of the Company’s listed securities is below the Nasdaq minimum market value listing requirement of $35,000,000 and the Company’s net income from continuing operations is below the Nasdaq minimum listing requirement of $500,000 for the most recently completed fiscal year or two of the three most recently completed fiscal years. Separately from the Nasdaq notice, Irvine Sensors’ independent registered public accounting firm, Grant Thornton LLP, has included an explanatory paragraph in their audit opinion for the fiscal year ended September 28, 2008, and included in the Company’s Annual Report on Form 10-K filed on January 12, 2009, that expresses doubt about the Company’s ability to continue as a going concern based on its current financial resources, among other factors. Irvine Sensors acknowledges it needs to raise additional capital this year.

The Company has until January 29, 2009 to provide Nasdaq with a specific plan to achieve and sustain compliance with the Nasdaq Capital Market listing requirements, including the time frame for completion of such plan. The Company is preparing its plan for submittal to Nasdaq by the specified date. If the Nasdaq Staff determines that the Company’s plan does not adequately address the issues noted above, the Nasdaq Staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq Staff’s determination to delist its securities to a Nasdaq Listing Qualifications Panel.

Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

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